SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.)

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[_] Preliminary Proxy Statement

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14a-6(e)(2))

[_] Definitive Proxy Statement

☒ Definitive Additional Materials

[_] Soliciting material Pursuant to Rule 14a-11(c) or Rule 14a-12

RYERSON INC.

(Name of Registrant as Specified In Its Charter)

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

AND

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. on August 21, 2007.

HARBINGER CAPITAL PARTNERS URGES ALL RYERSON STOCKHOLDERS TO ACT TO PROTECT THEIR INVESTMENT

Now is the Time to Vote for Experienced, Independent Directors Who Will Protect Stockholders

Vote the GREEN Proxy Card for All Independent Director Nominees

_____________________________________________________________________________

NEW YORK, August 21, 2007 – Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger”) today issued a statement to Ryerson (NYSE: RYI) stockholders in advance of the company’s annual meeting on Thursday, August 23, 2007.

Larry Clark, Managing Director of Harbinger Capital Partners, said: “The vote on Ryerson’s Board of Directors is rapidly approaching and all Ryerson stockholders need to make a decision on which nominees will act in their best interests. For stockholders to make an informed decision, it is important to separate some of the myths that have been propagated by Ryerson management from the facts about the Harbinger nominees.”

MYTH:	Harbinger is seeking to take control of Ryerson without compensating you.

FACT:

Like you, we are stockholders seeking to maximize the value of our investment. In Ryerson, we found a company with tremendous potential and a sound strategic plan, but lacking the leadership necessary to execute that plan. That is why we assembled a slate of independent directors, with more than 70 years of experience in creating stockholder value in service centers and related industries. Our nominees have no affiliation with Harbinger and will serve to the benefit of ALL stockholders.

MYTH:	The nominees will “kill” the Platinum Equity transaction.

FACT:

The Harbinger nominees are committed to maximizing stockholder value without prejudice toward or against any outcome. In fact, we believe our nominees are the only choice stockholders have for independent and objective advocacy. If the Platinum Equity offer is in fact the best alternative available to stockholders, we fully expect the Harbinger nominees will support that transaction – and so will we. We also have confidence that all stockholders can rely on the Harbinger nominees to stand firm if Platinum Equity attempts to “re-cut” the transaction.

MYTH:	If the Harbinger slate is elected, Ryerson’s debt will immediately accelerate, leaving the Company in financial peril and threatening stockholder value.

FACT:

We believe the incumbent Board can avoid the acceleration of debt by approving Harbinger’s slate of directors in advance of the stockholder vote. We are gravely concerned that, rather than take this action, the incumbent board has raised the specter of accelerating debt as yet another tactic to entrench themselves and prevent stockholders from exercising their right to elect new leadership. If the incumbents are as concerned for their investors as they are with maintaining their own positions, why do they refuse to take this action to protect the stockholders?”

Clark added: “Our interests, and yours, are entirely aligned. The current Ryerson board wants you to help them save face. CEO Neil Novich wants you to save his job. Harbinger wants only to ensure that all stockholders receive maximum value for their shares and are protected in a period of heightened volatility.

“Only Harbinger’s nominees are in a position to give Ryerson stockholders the certainty that they are receiving maximum value – we urge all stockholders to vote for Harbinger’s full slate of independent and experienced Director nominees on the GREEN proxy card.”

Time is short. Harbinger strongly encourages Ryerson stockholders to elect its independent, highly qualified nominees by using the GREEN proxy card to vote TODAY--by telephone, Internet or by signing, dating and returning the GREEN proxy card. If stockholders have previously voted using the company’s White proxy card, they may revoke that vote by immediately using the GREEN card to submit a proxy.

Stockholders who have questions about Harbinger's solicitation, or need assistance in voting their GREEN proxy card, should call Harbinger's proxy solicitors, Innisfree M&A Incorporated, Toll-Free at 888-750-5834. (Banks and brokers may call collect at 212-750-5833.)

Visit our website at www.MaximizeRyersonValue.com to read about our nominees and their experience, and decide for yourself who is best positioned to guide our mutual investment.

About Harbinger Capital Partners

The Harbinger Capital Partners investment team located in New York City manages in excess of $12 billion in capital as of August 1, 2007, through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on medium to long-term equity investments with a primarily long bias, with flexibility to use other investment strategies and types of securities when attractive opportunities arise.

Investor contact:

Harbert Management Corporation – John McCullough – 205-987-5576

Media contact:

Sard Verbinnen & Co – Dan Gagnier or Robin Weinberg – 212-687-8080

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